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                                                                    June 5, 2000


Joseph E. Kasputys
Primark Corporation
1000 Winter Street
Suite 4300
Waltham, MA  02451


Dear Joe,

         The Thomson Corporation ("Thomson") hereby guarantees the performance of the obligations of Primark Corporation under Section 5(b) of the Employment Agreement dated January 7, 1997 between you and Primark Corporation.

         Thomson has all necessary power and authority to execute and deliver this agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. The execution and delivery of this agreement by Thomson and the consummation by Thomson of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Thomson are necessary to authorize this agreement or to consummate the transaction contemplated hereby. This agreement has been duly executed and delivered by Thomson, and constitutes a legal, valid and binding obligation of Thomson enforceable in accordance with its terms.


                                             By: /s/ Michael S. Harris
                                                --------------------------------
                                                    THE THOMSON CORPORATION